EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
ProLogis:
We consent to the incorporation by reference in Registration Statement Nos. 333-157818 and 333-157819 on Form S-3; Registration Statement Nos. 333-26597, 333-31421, 333-46698, 333-46700, 333-69001, 333-70274, 333-97895, 333-141812, and 333-167075 on Form S-8 of ProLogis of our reports dated February 25, 2011, with respect to the consolidated balance sheets of ProLogis and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of ProLogis.
KPMG LLP
Denver, Colorado
February 25, 2011